FOR IMMEDIATE RELEASE

CONTACT:

MEDIA:	ANALYSTS:
Brandon Davis, 312-822-5885	James Anderson, 312-822-7757
CNA FINANCIAL ANNOUNCES FOURTH QUARTER 2018 RESULTS

•	Q4 NET LOSS OF $84M, $(0.31) PER SHARE; Q4 CORE LOSS OF $23M, $(0.08) PER SHARE

•	Q4 P&C COMBINED RATIO OF 105.4%; Q4 P&C UNDERLYING COMBINED RATIO OF 98.0%

•	FULL YEAR 2018 P&C COMBINED RATIO OF 96.7% VS 97.1% FULL YEAR 2017

•	FULL YEAR 2018 P&C UNDERLYING COMBINED RATIO OF 95.4% VS 95.5% FULL YEAR 2017

•	QUARTERLY DIVIDEND OF $0.35 PER SHARE

•	SPECIAL DIVIDEND OF $2.00 PER SHARE
CHICAGO, February 11, 2019 --- CNA Financial Corporation (NYSE: CNA) today announced a fourth quarter 2018 net loss of $84 million, or $(0.31) per share, and a core loss of $23 million, or $(0.08) per share, with catastrophe losses and investment returns from limited partnership and common equities accounting for $(0.82) per diluted share. Property & Casualty Operations combined ratio for the fourth quarter was 105.4% and the underlying combined ratio was 98.0%. Property & Casualty Operations net written premium increased 4% compared with the prior year quarter.
Fourth quarter 2018 core results decreased $309 million from the prior year period. Contributing to this variance was lower investment returns on our limited partnership and common equity portfolios of $143 million, higher net catastrophe losses of $91 million and higher non-catastrophe current accident year losses driven by increased property losses as well as increased professional liability losses in our London operation.
Core income (loss) for our Life & Group and Corporate & Other segments was $7 million and $(46) million, respectively.
CNA Financial declared a quarterly dividend of $0.35 per share and a special dividend of $2.00 per share, payable March 14, 2019 to stockholders of record on February 25, 2019.

	Results for the Three Months Ended December 31		Results for the Year Ended December 31
($ millions, except per share data)	2018	2017	2018	2017
Net (loss) income(a)	$(84)	$223	$813	$899
Core (loss) income(a)(b)	(23)	286	845	919

Net (loss) income per diluted share	$(0.31)	$0.82	$2.98	$3.30
Core (loss) income per diluted share	(0.08)	1.05	3.10	3.38

	December 31, 2018	December 31, 2017
Book value per share	$41.32	$45.15
Book value per share excluding AOCI	44.55	45.02

(a)	Results in 2018 were impacted by the reduction of the U.S. Federal tax rate from 35% to 21%.

(b)
Management utilizes the core income (loss) financial measure to monitor the Company's operations. Please refer herein to the Reconciliation of GAAP Measures to Non-GAAP Measures section of this press release for further discussion of this non-GAAP measure.

"While the combination of limited partnership investment returns and catastrophe losses drove a loss in the fourth quarter, we made significant progress in 2018,” said Dino E. Robusto, Chairman & Chief Executive Officer of CNA Financial Corporation.  “Both our all-in combined ratio and underlying combined ratio improved for the year, we achieved meaningful premium growth, and we are continuing to get needed rate increases.”
Property & Casualty Operations

	Results for the Three Months Ended December 31		Results for the Year Ended December 31
($ millions)	2018	2017	2018	2017
Net written premiums	$1,659	$1,601	$6,822	$6,534
NWP change (% year over year)	4%	5%	4%	1%
Net investment income	$127	$305	$996	$1,232
Core income	16	263	967	959

Loss ratio excluding catastrophes and development	64.4%	60.7%	61.8%	61.0%
Effect of catastrophe impacts	8.6	2.3	3.7	6.0
Effect of development-related items	(1.2)	(4.1)	(2.4)	(4.4)
Loss ratio	71.8%	58.9%	63.1%	62.6%

Expense ratio	33.2%	34.6%	33.2%	34.2%

Combined ratio	105.4%	94.0%	96.7%	97.1%
Combined ratio excluding catastrophes and development	98.0%	95.8%	95.4%	95.5%

•
The fourth quarter combined ratio excluding catastrophes and development increased 2.2 points compared with the prior year quarter driven by a 3.7 point increase in the underlying loss ratio primarily due to elevated property losses and professional liability in our London operation. This was partially offset by a 1.4 point improvement in the expense ratio driven by lower employee costs and higher net earned premiums.

For the full year, the combined ratio excluding catastrophes and development improved 0.1 point compared with the prior year driven by a 1.0 point improvement in the expense ratio primarily due to higher net earned premiums and lower employee costs partially offset by a 0.8 point increase in the underlying loss ratio.

•
The fourth quarter combined ratio increased 11.4 points compared with the prior year quarter. Net catastrophe losses were $146 million, or 8.6 points of the loss ratio in the quarter compared with $38 million, or 2.3 points of the loss ratio, for the prior year quarter. Favorable net prior period development improved the loss ratio by 1.2 points in the quarter compared with a 4.1 point improvement in the prior year quarter.

For the full year, the combined ratio improved 0.4 points compared with the prior year. Net catastrophe losses were $252 million, or 3.7 points of the loss ratio for the full year compared with $380 million, or 6.0 points of the loss ratio, for the prior year. Favorable net prior period development improved the loss ratio by 2.4 points in the current year compared with a 4.4 point improvement in the prior year.

•	Net written premiums grew 4% in the quarter and for the full year.

Business Operating Highlights
Specialty

	Results for the Three Months Ended December 31		Results for the Year Ended December 31
($ millions)	2018	2017	2018	2017
Net written premiums	$682	$665	$2,744	$2,731
NWP change (% year over year)	3%	—%	—%	—%
Core income	$98	$141	$629	$582

Loss ratio excluding catastrophes and development	61.1%	61.4%	60.4%	61.6%
Effect of catastrophe impacts	0.6	(0.1)	1.0	1.6
Effect of development-related items	(3.7)	(5.8)	(5.5)	(6.7)
Loss ratio	58.0%	55.5%	55.9%	56.5%

Expense ratio	33.0%	32.9%	32.1%	32.0%

Combined ratio	91.2%	88.6%	88.2%	88.7%
Combined ratio excluding catastrophes and development	94.3%	94.5%	92.7%	93.8%

•
The fourth quarter combined ratio excluding catastrophes and development improved 0.2 points compared with the prior year quarter driven by a 0.3 point improvement in the underlying loss ratio. For the full year, the combined ratio excluding catastrophes and development improved 1.1 points.

•
The combined ratio for the fourth quarter of 2018 increased 2.6 points compared with the prior year quarter. Net catastrophe losses were $4 million, or 0.6 points of the loss ratio, for the fourth quarter of 2018 and nil for the prior year quarter. Favorable net prior period development improved the loss ratio by 3.7 points in the quarter compared with a 5.8 point improvement in the prior year quarter. For the full year, the combined ratio improved 0.5 points.

•
Net written premiums for Specialty increased 3% for the fourth quarter of 2018 driven by higher new business and positive renewal premium change partially offset by lower retention. For the full year, net written premiums were consistent with the prior year.

Commercial

	Results for the Three Months Ended December 31		Results for the Year Ended December 31
($ millions)	2018	2017	2018	2017
Net written premiums	$721	$719	$3,060	$2,922
NWP change (% year over year)	—%	6%	5%	1%
Core (loss) income	$(46)	$106	$357	$369

Loss ratio excluding catastrophes and development	63.9%	59.9%	61.2%	60.2%
Effect of catastrophe impacts	15.7	4.7	6.4	9.5
Effect of development-related items	0.7	(2.0)	(0.3)	(2.7)
Loss ratio	80.3%	62.6%	67.3%	67.0%

Expense ratio	32.3%	34.7%	33.1%	35.1%

Combined ratio	113.3%	98.2%	101.1%	102.7%
Combined ratio excluding catastrophes and development	96.9%	95.5%	95.0%	95.9%

•
The fourth quarter combined ratio excluding catastrophes and development increased 1.4 points compared with the prior year quarter driven by a 4.0 point increase in the underlying loss ratio driven by higher frequency of large property losses. This was partially offset by a 2.4 point improvement in the expense ratio primarily due to lower employee costs. For the full year, the combined ratio excluding catastrophes and development improved 0.9 points, or 0.4 points after adjusting for the Small Business premium rate adjustments.

•
The combined ratio for the fourth quarter of 2018 increased 15.1 points compared with the prior year quarter. Net catastrophe losses were $120 million, or 15.7 points of the loss ratio in the fourth quarter of 2018 compared with $34 million, or 4.7 points of the loss ratio, for the prior year quarter. Unfavorable net prior period development increased the loss ratio by 0.7 points in the quarter compared with 2.0 points of favorable development in the prior year quarter. For the full year, the combined ratio improved 1.6 points.

•
Net written premiums for Commercial in the fourth quarter of 2018 were consistent with the prior year quarter as growth in gross written premium was offset by a higher level of ceded reinsurance. For the full year, net written premiums grew 5%, or 3% after adjusting for the Small Business premium rate adjustments.

International

	Results for the Three Months Ended December 31		Results for the Year Ended December 31
($ millions)	2018	2017	2018	2017
Net written premiums	$256	$217	$1,018	$881
NWP change (% year over year)	18%	18%	16%	7%
Core (loss) income	$(36)	$16	$(19)	$8

Loss ratio excluding catastrophes and development	74.9%	61.2%	66.9%	61.8%
Effect of catastrophe impacts	8.2	1.5	3.3	7.9
Effect of development-related items	0.2	(5.5)	(0.4)	(2.7)
Loss ratio	83.3%	57.2%	69.8%	67.0%

Expense ratio	36.2%	39.5%	36.7%	37.8%

Combined ratio	119.5%	96.7%	106.5%	104.8%
Combined ratio excluding catastrophes and development	111.1%	100.7%	103.6%	99.6%

•
The fourth quarter combined ratio excluding catastrophes and development increased 10.4 points compared with the prior year quarter driven by a 13.7 point increase in the underlying loss ratio driven by elevated property losses and professional liability in our London operation. This was partially offset by a 3.3 point improvement in the expense ratio driven by lower employee costs and higher net earned premiums. For the full year, the combined ratio excluding catastrophes and development increased 4.0 points.

•
The combined ratio for the fourth quarter of 2018 increased 22.8 points compared with the prior year quarter. Net catastrophe losses were $22 million, or 8.2 points of the loss ratio, for the fourth quarter of 2018, compared with $4 million, or 1.5 points for the prior year quarter. Unfavorable net prior year development increased the loss ratio by 0.2 points in the quarter compared with 5.5 points of favorable development in the prior year quarter. For the full year, the combined ratio increased 1.7 points.

•
Net written premiums for International grew 21% excluding currency fluctuations for the fourth quarter of 2018 driven by positive renewal premium change and a favorable change in estimate of ultimate premium partially offset by lower retention and new business. For the full year, net written premiums grew 13% excluding currency fluctuations. As previously announced, underwriting actions are being taken to address profitability within our London-based operation that will drive reduced premiums in the International segment beginning in the first quarter of 2019.

Life & Group

	Results for the Three Months Ended December 31		Results for the Year Ended December 31
($ millions)	2018	2017	2018	2017
Net investment income	$203	$195	$801	$782
Total operating revenues	337	331	1,333	1,323
Core income	7	31	43	50
Core income decreased $24 million for the fourth quarter of 2018 compared with the prior year quarter. The prior period included a $27 million after-tax reduction of long term care claim reserves resulting from the annual claims experience study. For 2018, the claims experience study was completed in the third quarter. Persistency continues to benefit from a high proportion of policyholders choosing to reduce benefits in lieu of premium rate increases. Morbidity continues to trend in line with expectations. For the full year, Life & Group core income was $43 million

Corporate & Other

	Results for the Three Months Ended December 31		Results for the Year Ended December 31
($ millions)	2018	2017	2018	2017
Net investment income	$4	$5	$20	$20
Interest expense	34	36	135	152
Core loss	(46)	(8)	(165)	(90)
Core loss increased $38 million for the fourth quarter of 2018 compared with the prior year quarter. The result of retroactive reinsurance accounting driven by additional cessions to the A&EP Loss Portfolio Transfer in the fourth quarter of 2018 resulted in a $28 million after-tax non-economic charge.

Net Investment Income

	Results for the Three Months Ended December 31		Results for the Year Ended December 31
	2018	2017	2018	2017
Pretax net investment income	$334	$505	$1,817	$2,034
Net investment income, after tax	279	366	1,500	1,462
Pretax net investment income decreased $171 million for the fourth quarter of 2018 compared with the prior year quarter. The decrease was driven by limited partnership and common stock investments, which returned (5.7)%, or a loss of $138 million for the fourth quarter of 2018 compared with 2.1%, or $50 million in the prior year quarter.

About the Company
CNA is one of the largest U.S. commercial property and casualty insurance companies. CNA provides a broad range of standard and specialized property and casualty insurance products and services for businesses and professionals in the U.S., Canada and Europe backed by 120 years of experience and approximately $45 billion of assets.  For more information, please visit CNA at www.cna.com.
Conference Call and Webcast/Presentation Information
A conference call for investors and the professional investment community will be held at 9:00 a.m. (CT) today. On the conference call will be Dino E. Robusto, Chairman and Chief Executive Officer of CNA Financial Corporation, and other members of senior management. Participants can access the call by dialing (800) 289-0571, or for international callers, (720) 543-0206. The call will also be broadcast live on the internet and may be accessed from the Investor Relations page of the CNA website (www.cna.com). A presentation will be posted and available on the CNA website and will provide additional insight into the results.
The call is available to the media, but questions will be restricted to investors and the professional investment community. An online replay will be available on CNA's website following the call. Financial supplement information related to the results is available on the investor relations pages of the CNA website or by contacting investor.relations@cna.com.
Definition of Reported Segments

•
Specialty provides management and professional liability and other coverages through property and casualty products and services using a network of brokers, independent agencies and managing general underwriters.

•	Commercial works with a network of brokers and independent agents to market a broad range of property and casualty insurance products and services to small, middle-market and large businesses.

•
International underwrites property and casualty coverages on a global basis through its U.K.-based insurance company, a branch operation in Canada as well as through its presence at Lloyd’s of London (Hardy).

•	Life & Group primarily includes the results of the individual and group long term care businesses that are in run off.

•
Corporate & Other primarily includes certain corporate expenses, including interest on corporate debt, and the results of certain property and casualty business in run-off, including CNA Re and asbestos and environmental pollution.

Financial Measures
Management utilizes the following metrics in their evaluation of the Property & Casualty Operations. These ratios are calculated using financial results prepared in accordance with accounting principles generally accepted in the United States of America (GAAP).

•	Loss ratio is the percentage of net incurred claim and claim adjustment expenses to net earned premiums.

•	Underlying loss ratio represents the loss ratio excluding catastrophes and development.

•	Expense ratio is the percentage of insurance underwriting and acquisition expenses, including the amortization of deferred acquisition costs, to net earned premiums.

•	Dividend ratio is the ratio of policyholders' dividends incurred to net earned premiums.

•	Combined ratio is the sum of the loss, expense and dividend ratios.

•	Underlying combined ratio is the sum of the underlying loss, expense and dividend ratios.

•	Renewal premium change represents the estimated change in average premium on policies that renew, including rate and exposure changes.

•	Rate represents the average change in price on policies that renew excluding exposure change.

•	Retention represents the percentage of premium dollars renewed in comparison to the expiring premium dollars from policies available to renew.

•	New business represents premiums from policies written with new customers and additional policies written with existing customers.
The Company's investment portfolio is monitored by management through analysis of various factors including unrealized gains and losses on securities, portfolio duration and exposure to market and credit risk.

Reconciliation of GAAP Measures to Non-GAAP Measures
This press release also contains financial measures that are not in accordance with GAAP.  Management utilizes these financial measures to monitor the Company's insurance operations and investment portfolio. The Company believes the presentation of these measures provides investors with a better understanding of the significant factors that comprise the Company's operating performance. Reconciliations of these measures to the most comparable GAAP measures follow below.
Reconciliation of Net Income (Loss) to Core Income (Loss)
Core income (loss) is calculated by excluding from net income (loss) the after-tax effects of i) net realized investment gains or losses, ii) income or loss from discontinued operations, iii) any cumulative effects of changes in accounting guidance and iv) deferred tax asset and liability remeasurement as a result of an enacted U.S. Federal tax rate change. The calculation of core income (loss) excludes net realized investment gains or losses because net realized investment gains or losses are generally driven by economic factors that are not necessarily consistent with key drivers of underwriting performance, and are therefore not considered an indication of trends in insurance operations. Management monitors core income (loss) for each business segment to assess segment performance. Presentation of consolidated core income (loss) is deemed to be a non-GAAP financial measure.

	Results for the Three Months Ended December 31		Results for the Year Ended December 31
($ millions)	2018	2017	2018	2017
Net (loss) income	$(84)	$223	$813	$899
Less: Net realized investment (losses) gains	(61)	20	(38)	63
Less: Net deferred tax asset remeasurement	—	(83)	6	(83)
Core (loss) income	$(23)	$286	$845	$919
Reconciliation of Net Income (Loss) per Diluted Share to Core Income (Loss) per Diluted Share
Core income (loss) per diluted share provides management and investors with a valuable measure of the Company's operating performance for the same reasons applicable to its underlying measure, core income (loss). Core income (loss) per diluted share is core income (loss) on a per diluted share basis.

	Results for the Three Months Ended December 31		Results for the Year Ended December 31
	2018	2017	2018	2017
Net (loss) income per diluted share	$(0.31)	$0.82	$2.98	$3.30
Less: Net realized investment (losses) gains	(0.23)	0.08	(0.14)	0.23
Less: Net deferred tax asset remeasurement	—	(0.31)	0.02	(0.31)
Core (loss) income per diluted share	$(0.08)	$1.05	$3.10	$3.38
Reconciliation of Book Value per Share to Book Value per Share Excluding AOCI
Book value per share excluding AOCI allows management and investors to analyze the amount of the Company's net worth primarily attributable to the Company's business operations. The Company believes this measurement is useful as it reduces the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates.

	December 31, 2018	December 31, 2017
Book value per share	$41.32	$45.15
Less: Per share impact of AOCI	(3.23)	0.13
Book value per share excluding AOCI	$44.55	$45.02

Calculation of Return on Equity and Core Return on Equity
Core return on equity provides management and investors with a measure of how effectively the Company is investing the portion of the Company's net worth that is primarily attributable to its business operations.

	Results for the Three Months Ended December 31		Results for the Year Ended December 31
($ millions)	2018	2017	2018	2017
Annualized net (loss) income	$(336)	$893	$813	$899
Average stockholders' equity including AOCI (a)	11,363	12,207	11,730	12,106
Return on equity	(3.0)%	7.3%	6.9%	7.4%

Annualized core (loss) income	$(91)	$1,143	$845	$919
Average stockholders' equity excluding AOCI (a)	12,180	12,136	12,152	12,176
Core return on equity	(0.7)%	9.4%	7.0%	7.5%

(a)	Average stockholders' equity is calculated using a simple average of the beginning and ending balances for the period.
For additional information, please refer herein and/or to CNA's most recent 10-K on file with the Securities and Exchange Commission, as well as the financial supplement, available at www.cna.com.
Forward-Looking Statement
This press release includes statements that relate to anticipated future events (forward-looking statements) rather than actual present conditions or historical events. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and generally include words such as “believes,” “expects,” “intends,” “anticipates,” “estimates” and similar expressions. Forward-looking statements, by their nature, are subject to a variety of inherent risks and uncertainties that could cause actual results to differ materially from the results projected. Many of these risks and uncertainties cannot be controlled by CNA. For a detailed description of these risks and uncertainties please refer to CNA’s filings with the Securities and Exchange Commission, available at www.cna.com.
Any forward-looking statements made in this press release are made by CNA as of the date of this press release. Further, CNA does not have any obligation to update or revise any forward-looking statement contained in this press release, even if CNA’s expectations or any related events, conditions or circumstances change.
Any descriptions of coverage under CNA policies or programs in this press release are provided for convenience only and are not to be relied upon with respect to questions of coverage, exclusions or limitations. With regard to all such matters, the terms and provisions of relevant insurance policies are primary and controlling. In addition, please note that all coverages may not be available in all states.
“CNA" is a registered trademark of CNA Financial Corporation. Certain CNA Financial Corporation subsidiaries use the "CNA" trademark in connection with insurance underwriting and claims activities. Copyright © 2019 CNA. All rights reserved.

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